EXHIBIT 21


LIST OF SUBSIDIARIES

     The following is a list of certain subsidiaries of the registrant and their respective states of incorporation (100% owned unless otherwise indicated):

Algonquin Gas Transmission Company (Delaware)
Crescent Resources, Inc. (South Carolina)
Duke Energy Field Services, Inc. (Colorado)
Duke Energy Natural Gas Corporation (Delaware)
Duke Energy Trading and Marketing, L.L.C. (Delaware) (60% owned)
Duke Engineering and Services, Inc. (North Carolina)
PanEnergy Corp (Delaware)
Panhandle Eastern Pipe Line Company (Delaware)
Texas Eastern Transmission Corporation (Delaware)
Trunkline Gas Company (Delaware)